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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                   P-COM, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    693262206
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 22, 2003
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 2 of 9 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Merchant Fund, L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   19,420,000
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  19,420,000
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,420,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 3 of 9 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Capital Partners, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     19,420,000
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  19,420,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,420,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 4 of 9 Pages

--------------------------------------------------------------------------------


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     19,420,000
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  19,420,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,420,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 5 of 9 Pages

--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  P-COM, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3175 S. Winchester Boulevard
                  Campbell, California  95008

Item 2(a).        Name of Person Filing.
Item 2(b).        Address of Principal Business Office or, if None, Residence.
Item 2(c).        Citizenship.

                  SDS Merchant Fund, L.P. (the "Reporting Person") c/o SDS Capital Partners, LLC
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited partnership

                  SDS Capital Partners, LLC (the "General Partner") 53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited liability company

                  Mr. Steven Derby ("Mr. Derby")
                  Sole Managing Member of the General Partner
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  United States citizen

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.0001 per share

Item 2(e).        CUSIP Number:

                  693262206

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable.

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 6 of 9 Pages

--------------------------------------------------------------------------------

Item 4.       Ownership.        As of December 22, 2003:

              1. The Reporting Person.

              (a) Amount beneficially owned: 19,420,000 shares of Common Stock.

              (b) Percent of Class:  8.4%

              (c) Number of shares as to which such person has:

                       (i) sole power to vote or direct the vote: 19,420,000

                       (ii) shared power to vote or direct the vote: 0

                       (iii) sole power to dispose or direct the disposition
                             of: 19,420,000

                       (iv) shared power to dispose or direct the
                            disposition of: 0

              2. The General Partner - same as Mr. Derby, see below.

              3. Mr. Derby.

              (a) Amount beneficially owned: 19,420,000 shares of Common Stock.

              (b) Percent of Class: 8.4%

              (c) Number of shares as to which such person has:

                       (i) sole power to vote or direct the vote: 0

                       (ii) shared power to vote or direct the vote: 19,420,000

                       (iii) sole power to dispose or direct the disposition
                             of: 0

                       (iv) shared power to dispose or direct the
                            disposition of: 19,420,000

Item 5.       Ownership of Five Percent or Less of a Class.

              Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another
              Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not Applicable.

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 7 of 9 Pages

--------------------------------------------------------------------------------


Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 8 of 9 Pages

--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2003


                                        SDS MERCHANT FUND, L.P.
                                        By:  SDS Capital Partners, LLC,
                                              its General Partner


                                        By: /s/ Drew E. Gillanders
                                            ------------------------------------
                                            Name:   Drew E. Gillanders
                                            Title:  Partner


                                        SDS CAPITAL PARTNERS, LLC


                                        By: /s/ Drew E. Gillanders
                                            ------------------------------------
                                            Name:   Drew E. Gillanders
                                            Title:  Partner



                                            ------------------------------------
                                            Steven Derby*


----------
*   Signature to be provided via amendment

--------------------------------------------------------------------------------

CUSIP No. 693262206                   SCHEDULE 13G             Page 9 of 9 Pages

--------------------------------------------------------------------------------

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     This Agreement is filed as an exhibit to Schedule 13G being filed by SDS Merchant Fund, L.P., SDS Capital Partners, LLC and Mr. Steven Derby in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

Dated: December 31, 2003

                                        SDS MERCHANT FUND, L.P.
                                        By:  SDS Capital Partners, LLC,
                                              its General Partner


                                        By: /s/ Drew E. Gillanders
                                            ------------------------------------
                                            Name:   Drew E. Gillanders
                                            Title:  Partner


                                        SDS CAPITAL PARTNERS, LLC


                                        By: /s/ Drew E. Gillanders
                                            ------------------------------------
                                            Name:   Drew E. Gillanders
                                            Title:  Partner



                                            ------------------------------------
                                            Steven Derby*


----------
*   Signature to be provided via amendment